Exhibit 99.1

First Citizens Banc Corp Announces Third Quarter Earnings

Sandusky, Ohio, October 24, 2014 – First Citizens Banc Corp (NASDAQ:FCZA) (“First Citizens”) reported net income attributable to common shares of $1.9 million, or $0.21 per share, diluted, for the third quarter of 2014, an increase of 48.8% compared with $1.3 million, or $0.17 per share, diluted, for the prior year period. For the nine-month period ended September 30, 2014, First Citizens reported net income available to common shareholders of $5.8 million or $0.64 per share, diluted, an increase of 35.7% compared to $4.3 million, or $0.55 per share, diluted, in the same period of 2013.

“During the third quarter, we experienced an increase in net interest income due to continued loan growth. We continued in our efforts to improve our efficiency ratio with our fourth branch closure. In September we announced the acquisition of TCNB Financial Corp in Dayton which, we believe, should add a platform for continued growth.” said James O. Miller, Chairman, President and CEO of First Citizens. “Loan growth, efficiency improvements and acquisitions continue to be areas of focus for our organization.”

Results of Operations:

Net interest income for the third quarter of 2014 increased $767 thousand, or 7.7%, from the prior year’s third quarter and for the nine months ended September 30 increased $1.4 million, or 4.8%, when compared to the same period of 2013. Compared to the prior year, interest income increased $540 thousand, or 4.9%, for the third quarter and $909 thousand, or 2.7%, nine months ended September 30, 2014. The increase in interest income was due primarily to an increase in average loans outstanding of $65.4 million, or 8.0% and $52.5 million, or 6.5% for the three- and nine-month periods, respectively. The increase in average loans was partially offset by decreased yield of 8 basis points and 14 basis points for the respective three- and nine-month periods, compared to the prior year. Interest expense, compared to 2013, decreased $227 thousand or 18.8% and $522 thousand, or 13.9% for the three and nine months ended September 30, 2014. Net interest margin for the nine months of 2014 was 3.73%, 4 basis points lower than the same period in 2013. The average balance of interest-bearing deposits relating to tax refund processing was $65.3 million for 2014. Removing the impact of the First Citizen’s tax refund processing cash on deposit, the net interest margin would have been 21 basis points higher for the nine months of 2014. For the three months ended September 30, net interest margin was 3.94, 16 basis points higher than the third quarter a year ago. Mr. Miller continued, “We are proud of our continued strong net interest margin. The interest rate environment continues to be challenging and we work hard to maintain our net interest margin. The fact that we have been successful at doing so with the loan growth we have had shows our discipline in looking at loan opportunities.”

The provision for loan losses was $300 thousand in the third quarter of 2013. No provision was made for the third quarter 2014. For the nine months ended 2014, the provision for loan losses increased $400 thousand, or 36.4%, compared to the same period last year. Net charge-offs totaled $2.6 million for the first nine months of 2014 compared to $3.5 million for the same period in 2013. A large portion of the 2014 charge-offs related to resolution of specific problem credits for which a specific reserve had been allocated.

Noninterest income decreased $65 thousand, or 2.1%, compared to the prior year’s third quarter but increased $1.9 million, or 20.7%, when compared to the nine months of 2013. The increase in the nine-month period was primarily due to an increase fee income related to income tax refund processing. Tax refund processing fees were up $1.9 million, or 441.0% for the nine months of 2014 compared to the same period a year ago, due to increased volume of returns processed. Wealth management revenue increased $87 thousand, or 11.8%, for the three-month period ended September 30 compared to the same period in 2013 and increased $433 thousand, or 22.1%, for the nine-month period ended September 30 compared to the same period in 2013. The increase in wealth management revenue is due to both an increase in asset valuations as well as an increase in accounts. These factors were offset by a $46.3 million decrease in assets related to First Citizens’ resignation as trustee for out-of-area accounts inherited from a previous acquisition. The out-of-area accounts were lower yielding accounts and the lost revenue was more than offset by increased revenue related to other assets under management. At $458.9 million, assets under management decreased by 2.0% from the end of 2013, however, in-market assets increased $37.0 million or 8.8% from the end of 2013.

Noninterest expense decreased $84 thousand, or 0.8%, when compared to the prior year’s third quarter and $229 thousand, or 0.7%, when compared to the nine months of 2013. For the quarter and nine-month period, the decrease in noninterest expense was primarily attributable to a $496 thousand decrease in pension expense for the third quarter and a decrease of $1.0 million for the nine-month period. The decreases in pension costs were offset by increases in salaries and commissions for the quarter and nine-month period of $179 thousand and $685 thousand respectively. As of April 30, 2014, the Company froze its pension plan. While the plan still exists, no new participants will be added and no additional benefits will accrue going forward. Mr. Miller continued, “The freezing of our pension plan provides us with an opportunity to better predict expenses, provide a benefit to more employees and reduce costs.”

Balance Sheet

Total assets increased $14.5 million, or 1.2%, from December 31, 2013 to September 30, 2014 due primarily to an increase in loans of $25.8 million or 3.0%, during that period, largely offset by a decrease in cash and cash equivalents of $10.0 million.

Mr. Miller continued, “Loan growth during the third quarter of 2014 shows our continued effort to grow relationships with our customers. Our loans have grown $67.4 million or 8.2% in the past twelve months. We remain optimistic regarding our loan pipeline for the fourth quarter of 2014.”

Total deposits increased $38.2 million, or 4.0%, from December 31, 2013 to September 30, 2014, largely related to cash on deposit from the tax refund processing program. As of September 30, 2014 the balance on deposit related to the tax refund processing program was approximately $24.0 million. Total shareholder’s equity decreased $12.5 million, or 9.7%, from December 31, 2013 to

September 30, 2014 as a result of the $23.2 million redemption of Series A Preferred Stock, partially offset by retained earnings of $5.0 million and changes to Accumulated Other Comprehensive Income.

Asset Quality

Nonperforming assets decreased $5.0 million, or 19.2%, from December 31, 2013 to September 30, 2014 due to the continuing workout of nonperforming loans with delinquent customers. Total nonaccrual loans decreased $4.6 million, or 22.6%, from December 31, 2013 to September 30, 2014.

First Citizens Banc Corp is a $1.2 billion financial holding company headquartered in Sandusky, Ohio. The Company’s banking subsidiary, The Citizens Banking Company, operates 24 locations in Central and North Central Ohio.

First Citizens Banc Corp may be accessed at www.fcza.com. The Company’s common shares are traded on the NASDAQ Capital Market under the symbol “FCZA”. The Company’s depositary shares, each representing a 1/40th ownership interest in a Series B Preferred Share, are traded on the NASDAQ Capital Market under the symbol “FCZAP”.

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of First Citizens. For these statements, First Citizens claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about First Citizens, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in First Citizens’ reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of First Citizens’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. First Citizens does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

For additional information, contact:

James O. Miller

Chairman, President and CEO

First Citizens Banc Corp

888-645-4121

First Citizens Banc Corp

Financial Highlights

(dollars in thousands, except share amounts)

Consolidated Condensed Statement of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	(unaudited)		(unaudited)
	2014	2013	2014	2013
Interest income	11,667	11,127	34,347	33,438
Interest expense	983	1,210	3,232	3,754

Net interest income	10,684	9,917	31,115	29,684
Provision for loan losses	—	300	1,500	1,100

Net interest income after provision	10,684	9,617	29,615	28,584
Noninterest income	3,012	3,077	11,016	9,123
Noninterest expense	10,661	10,745	31,068	31,297

Income before taxes	3,035	1,949	9,563	6,410
Income tax expense	729	383	2,306	1,274

Net income	2,306	1,566	7,257	5,136
Preferred stock dividends	406	289	1,467	869

Net income available to common shareholders	1,900	1,277	5,790	4,267

Dividends per common share	$0.05	$0.04	$0.14	$0.11

Earnings per common share,
basic	$0.25	$0.17	$0.75	$0.55
diluted	$0.21	$0.17	$0.64	$0.55

Average shares outstanding,
basic	7,707,917	7,707,917	7,707,917	7,707,917
diluted	10,904,848	7,707,917	10,904,848	7,707,917

Selected financial ratios:
Return on average assets	0.77%	0.54%	0.78%	0.59%
Return on average equity	8.00%	6.12%	8.55%	6.64%
Dividend payout ratio	16.71%	19.69%	14.87%	16.51%
Net interest margin (tax equivalent)	3.94%	3.78%	3.73%	3.77%

Selected Balance Sheet Items

	September 30, 2014	December 31, 2013
	(unaudited)
Cash and due from financial institutions	$24,128	$34,186
Investment securities	200,891	199,613
Loans held for sale	1,399	438
Loans	887,018	861,241
Less allowance for loan losses	15,445	16,528

Net loans	871,573	844,713
Other securities	12,554	15,424
Fixed assets	14,471	16,313
Goodwill and other intangibles	23,900	24,483
Bank owned life insurance	19,518	19,145
Other assets	13,565	13,231

Total assets	1,181,999	1,167,546

Total deposits	980,634	942,475
Federal Home Loan Bank advances	26,200	37,726
Securities sold under agreements to repurchase	20,128	20,053
Subordinated debentures	29,427	29,427
Accrued expenses and other liabilities	9,727	9,489
Total shareholders’ equity	115,883	128,376

Total liabilities and shareholders’ equity	1,181,999	1,167,546

Shares outstanding at period end	7,707,917	7,707,917

Book value per share	$12.03	$10.65
Tangible book value per share	8.93	7.47
Equity to asset ratio	9.80%	11.00%

Selected asset quality ratios:
Allowance for loan losses to total loans	1.74%	1.92%
Non-performing assets to total assets	1.77%	2.22%
Allowance for loan losses to non-performing loans	74.87%	64.33%

Non-performing asset analysis
Nonaccrual loans	$15,830	$20,458
Troubled debt restructurings	4,798	5,234
Other real estate owned	266	173

Total	$20,894	$25,865

Supplemental Financial Information

(Unaudited - Dollars in thousands except share data)

	September 30,	June 30,	March 31,	December 31,	September 30,
End of Period Balances	2014	2014	2014	2013	2013
Assets
Cash and due from banks	$24,128	$50,650	$120,388	$34,186	$50,556
Securities available for sale	200,891	197,680	203,997	199,613	200,356
Loans held for sale	1,399	2,168	545	438	4,891
Loans	887,018	867,978	857,368	861,241	819,571
Allowance for loan losses	(15,445)	(15,395)	(16,767)	(16,528)	(17,297)

Net Loans	871,573	852,583	840,601	844,713	802,274
Other securities	12,554	12,548	12,414	15,424	15,433
Fixed assets	14,471	14,858	15,797	16,313	15,980
Goodwill and other intangibles	23,900	24,090	24,286	24,483	24,677
Bank owned life insurance	19,518	19,400	19,275	19,145	19,013
Other assets	13,565	11,153	13,584	13,231	14,607

Total Assets	$1,181,999	$1,185,130	$1,250,887	$1,167,546	$1,147,787

Liabilities
Total Deposits	$980,634	$979,136	$1,044,820	$942,475	$942,458
Federal Home Loan Bank advances	26,200	37,500	37,717	37,726	37,735
Securities sold under agreement to repurchase	20,128	17,881	17,949	20,053	20,810
Subordinated debentures	29,427	29,427	29,427	29,427	29,427
Accrued expenses and other liabilities	9,727	7,281	12,363	9,489	14,441

Total liabilities	1,066,116	1,071,225	1,142,276	1,039,170	1,044,871

Shareholders’ equity
Preferred shares, Series A	—	—	—	23,184	23,184
Preferred shares, Series B	23,132	23,132	23,132	23,132	—
Common Stock	114,365	114,365	114,365	114,365	114,365
Accumulated deficit	(5,785)	(7,300)	(8,747)	(10,823)	(11,268)
Treasury stock	(17,235)	(17,235)	(17,235)	(17,235)	(17,235)
Accumulated other comprehensive income	1,406	943	(2,904)	(4,247)	(6,130)

Total shareholders’ equity	115,883	113,905	108,611	128,376	102,916

Total liabilities and shareholders’ equity	$1,181,999	$1,185,130	$1,250,887	$1,167,546	$1,147,787

Average Balances
Assets:
Earning assets	$1,151,007	$1,171,483	$1,211,151	$1,091,609	$1,091,198
Securities	214,855	216,999	221,135	216,848	217,078
Loans	866,424	857,765	853,642	819,152	813,888
Liabilities and shareholders’ equity
Total deposits	$1,038,996	$1,065,859	$1,123,070	$965,370	$965,556
Interest-bearing deposits	729,651	730,367	729,717	731,778	734,013
Interest-bearing liabilities	84,320	87,659	91,092	89,496	89,758
Total shareholders’ equity	113,447	112,967	116,119	103,563	103,493

Supplemental Financial Information

(Unaudited - Dollars in thousands except share data)

	Three Months Ended
Income statement	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013
Total interest income	$11,667	$11,365	$11,315	$11,443	$11,127
Total interest expense	983	1,099	1,150	1,153	1,210

Net interest income	10,684	10,266	10,165	10,290	9,917
Provision for loan losses	—	750	750	—	300
Noninterest income	3,012	3,380	4,624	2,939	3,077
Noninterest expense	10,661	9,979	10,428	12,087	10,745

Income before taxes	3,035	2,917	3,611	1,142	1,949
Income tax expense	729	677	899	99	383

Net income	$2,306	$2,240	$2,712	$1,043	$1,566

Common stock dividend paid	$385	$385	$308	$308	$308
Preferred stock dividend paid	$406	$406	$655	$290	$290

Per share data
Basic net income per common share	$0.25	$0.24	$0.27	$0.10	$0.17
Diluted net income per common share	0.21	0.21	0.22	0.09	0.17
Dividends per common share	0.05	0.05	0.04	0.04	0.04
Average common shares outstanding - basic	7,707,917	7,707,917	7,707,917	7,707,917	7,707,917
Average common shares outstanding - diluted	10,904,848	10,904,848	10,904,848	7,821,780	7,707,917

Asset quality
Allowance for loan losses, beginning of period	$15,395	$16,767	$16,528	$17,297	$19,405
Charge-offs	(456)	(2,332)	(652)	(1,084)	(2,600)
Recoveries	506	210	141	315	192
Provision	—	750	750	—	300

Allowance for loan losses, end of period	$15,445	$15,395	$16,767	$16,528	$17,297

Ratios
Allowance to total loans	1.74%	1.77%	1.96%	1.92%	2.11%
Allowance to nonperforming assets	73.92%	67.11%	62.14%	63.90%	56.97%
Allowance to nonperforming loans	74.88%	67.95%	62.60%	64.33%	57.27%

Nonperforming assets
Nonperforming loans	$20,628	$22,656	$26,786	$25,692	$30,203
Other real estate owned	266	282	196	173	158

Total nonperforming assets	$20,894	$22,938	$26,982	$25,865	$30,361

Capital and liquidity
Tier 1 leverage ratio	10.28%	9.77%	8.58%	11.64%	9.55%
Tier 1 risk-based capital ratio	13.77%	13.67%	13.39%	15.82%	13.26%
Total risk-based capital ratio	15.03%	14.92%	14.67%	17.08%	14.66%
Tangible common equity ratio	5.95%	5.51%	4.99%	5.04%	4.90%